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Exhibit 10.9

UNSECURED PROMISSORY NOTE
AGRP HOLDING CORP.

Dated: December 5, 2001
$4,835,000

        AGRP HOLDING CORP. (the "Company") promises to pay to Affinity Group, Inc., a Delaware corporation, or assigns (the "Payee") the principal sum of Four Million Eight Hundred Thirty Five Thousand and 00/100 Dollars ($4,835,000).

        1.    Payment of Principal and Interest.

          (a)    Interest.    Payee shall be entitled to receive interest from the date hereof at the rate of eleven percent (11%) per annum on the principal amount of this Note outstanding from time to time. Interest shall be computed hereunder based on a 365-day year. The Company shall pay interest on overdue principal and overdue interest (to the full extent permitted by law) at a rate equal to fifteen percent (15%) per annum. In the event that any payment is not received by Payee ten days after the date due, then, in addition to interest at the default rate, the Company shall also pay to Payee a late charge in an amount equal to six percent (6%) of the amount of such overdue payment.

          (b)    Payments.    Principal and interest shall be payable in equal consecutive monthly installments of $46,044.84 on the first day of each calendar month until payment in full of this Note beginning on the first day of the calendar month following the date of this Note. On the tenth (10th) anniversary of the date of this Note, the entire outstanding principal balance hereof, together with all accrued but unpaid interest thereon and all other sums due hereunder, shall be due and payable in full. Each such monthly installment shall be applied first, to any amounts hereafter advanced by Payee hereunder, second, to any late fees and other amounts payable to Payee, third, to the payment of accrued interest and last to the reduction of principal.

        2.    Prepayment.

          (a)    Voluntary Prepayment.    The Company shall have the option of prepaying this Note in whole or in part at any time and from time to time without penalty or premium. All payments shall be applied first to accrued interest and then to principal balances.

          (b)    Mandatory Pre-payment.    To the extent of the Net Proceeds thereof, the Company shall prepay the principal balance of this Note contemporaneously with the closing of a transaction described in clause (iii), (iv) or (v) of the definition of Asset Sale. The Company shall prepay the entire principal balance of this Note contemporaneously with the occurrence of an event described in clauses (i) or (ii) of the definition of Asset Sale. Prepayments shall be applied in inverse order of maturity.

        3.    Defaults and Remedies.    An "Event of Default" occurs if:

          (a)   the Company defaults in the payment of any principal, interest or premium, if any, on the Note when the same becomes due and payable, or otherwise fails to comply with any other provision of this Note and such default is not cured within five business days after the occurrence thereof.

          (a)   the Company, pursuant to Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors as the same may be amended from time to time, (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, (iv) makes a general assignment for the benefit of its creditors, or (v) generally does not pay its debts when such debts become due or admits in writing its inability to pay its debts generally.

        If an Event of Default specified in subparagraph (a) above occurs and is continuing, then the Payee may declare the principal of and interest on the Note to be due and payable immediately. If an Event of Default specified in subparagraph (b) above occurs and is continuing, the principal of, and premium, if any, and interest on the Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Payee. No course of dealing on the part of the Payee nor any delay or failure on the part of the Payee to exercise any right shall operate as a waiver of such right or otherwise prejudice the Payee's rights, powers and remedies. If an Event of Default occurs, the Company will pay to the Payee all costs and expenses, including but not limited to reasonable attorneys' fees, incurred by the Payee in collecting any sums due on this Note or in otherwise enforcing any of the Payee's rights, powers and remedies.

        4.    Miscellaneous.

        As used herein, the following terms shall have the meanings given to them hereinbelow:

          "Asset Sale" means: (i) a voluntary or involuntary dissolution or winding up of the Company; (ii) any capital reorganization or reclassification of the equity interests of the Company or consolidation or merger of the Company with or into another entity; (iii) a sale of any of the real property scheduled on Exhibits A-l through A-l1 to that certain real estate purchase agreement dated as November 1, 2001 made between the Company, as buyer, and the Payee, as seller, (the "Real Property") or the sale of shares of stock of any subsidiary of the Company holding any Real Property (a "Real Estate Sub") to an unaffiliated entity; (iv) if theretofore transferred to an affiliate, (a) a sale of any Real Property (or the shares of a Real Estate Sub) by such affiliate to an unaffiliated entity, (b) a capital reorganization or reclassification of the ownership of such affiliate, (c) the consolidation or merger of such affiliate with or into another entity, (d) a distribution by such affiliate including, without limitation, a distribution of any Real Property, or (e) a voluntary or involuntary dissolution or winding up of such affiliate; or (v) the declaration by the Company of any distribution, by dividend or otherwise, of any Real Property or of a Real Estate Sub.

          "Net Proceeds" means the net amount of cash available to the Company from an Asset Sale after the payment of all expenses incurred in connection with the Asset Sale and after the making of such deposits, escrows or other payments as may be required in connection with any indebtedness to which the Real Property is subject.

        This Note is, and shall remain, unsecured.

        This Note is a contract made under the laws of the state of California and the rights and obligations of the Company and the Payee shall be construed, interpreted and enforced under the laws of such state.

        This Note has not been registered under the Securities Act of 1933, as amended, or the securities laws of the State of California, or any other state. This note may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement or appropriate exemption from registration under the foregoing laws. Accordingly, this Note may not be sold, transferred or otherwise disposed of without (i) the opinion of counsel satisfactory to the Company that such transfer may lawfully be made without registration under the Federal Securities Act of 1933 and the securities laws of the State of California or any other applicable state securities laws; or (ii) such registration. This legend represents a restriction on transferability of this Note.

        IN WITNESS WHEREOF, the Company has caused this Note to be duly, executed as of the date first written above.

AGRP HOLDING CORP.
By:	/s/ MARK J. BOGGESS
	Name:	Mark J. Boggess
	Title:	Vice President

        Pay to the order of                        , without recourse.

AFFINITY GROUP, INC.
By:	/s/ MARK J. BOGGESS
	Name:	Mark J. Boggess
	Title:	Vice President

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UNSECURED PROMISSORY NOTE AGRP HOLDING CORP.